BROWN-FORMAN REPORTS YEAR-TO-DATE FISCAL 2024 RESULTS; UPDATES FULL YEAR OUTLOOK

March 6, 2024, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its third quarter and nine months ended January 31, 2024. Third quarter reported net sales decreased 1%1 to $1.1 billion (-2% on an organic basis2) compared to the same prior-year period. In the quarter, reported operating income increased 116% to $373 million (+5% on an organic basis) and diluted earnings per share increased 189% to $0.60.
For the first nine months of the fiscal year, the company’s reported net sales increased 1% to $3.2 billion (flat on an organic basis) compared to the same prior-year period. Year-to-date reported operating income increased 25% to $1.0 billion (+2% on an organic basis) and diluted earnings per share increased 32% to $1.58.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer shared, “In a year with significant uncertainty and complexity in the spirits industry, Brown-Forman has demonstrated continued resilience and agility following two years of double-digit organic net sales growth. As industry trends have normalized, we have expanded our gross margin, executed our strategic priorities, and invested behind the business. As we look to the end of the fiscal year, we remain confident in the strength of our portfolio and our ability to deliver long-term growth.”
Year-to-Date Fiscal 2024 Highlights
•Reported net sales growth in Emerging3 markets and the Travel Retail3 channel was partially offset by declines in Developed International3 markets and the United States.
•From a brand perspective:
◦The recently acquired brands, Gin Mare and Diplomático, drove Rest of Portfolio’s3 reported net sales growth of 79% (+11% organic).
◦New Mix delivered very strong reported net sales growth of 34% (+17% organic).

◦Jack Daniel’s Tennessee Apple delivered double-digit reported net sales growth of 44% (+45% organic).
◦Jack Daniel’s Tennessee Whiskey’s reported net sales declined 6% (-5% organic).
•Reported gross profit increased 5% (+6% organic) with strong gross margin expansion of 250 basis points.
•The company increased reported advertising expense by 11% (+7% organic) to support investment behind its brands for long-term sustainable growth.
•The sale of the Finlandia vodka brand was completed on November 1, 2023, generating a pre-tax gain of $90 million.
•The $400 million share repurchase program was completed as of December 31, 2023.
Year-to-Date Fiscal 2024 Brand Results
•The recently acquired brands, Gin Mare and Diplomatico, drove the significant increase in the Rest of Portfolio's reported net sale growth of 79% (+11% organic) led by the Developed International markets and the United States.
•The Ready-to-Drink3 (RTD) portfolio continued to deliver growth as consumer demand for convenience and flavor remained strong. New Mix’s reported net sales increased 34% (+17% organic) fueled by higher prices and the positive effect of foreign exchange. Reported net sales of Jack Daniel’s RTD/RTP portfolio increased 1% (+1% organic) driven by the continued launch of the Jack Daniel’s & Coca-Cola RTD. This growth was largely offset by lower volumes of Jack Daniel's & Cola RTD, due to the transition to Jack Daniel's & Coca-Cola in several markets.
•Reported net sales for the Tequila3 portfolio were flat (-3% organic). el Jimador delivered reported net sales growth of 5% (+4% organic) led by higher prices, particularly in the United States, partially offset by lower volumes in Mexico and the United States. Herradura’s reported net sales declined 7% (-10% organic) due to lower volumes in the United States, partially offset by the positive effect of foreign exchange.
•Lapping strong results in the same prior-year period, reported net sales for Whiskey3 products declined 2% (-1% organic), driven by lower volumes for Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Honey. This decline was partially offset by the growth of Jack Daniel’s Tennessee Apple and the rest of our whiskey portfolio, including Jack Daniel’s super-premium expressions, Glenglassaugh old and rare cask sales, and Woodford Reserve.
Year-to-Date Fiscal 2024 Market Results
•Emerging markets grew reported net sales 9% (+11% organic) led by very strong growth of New Mix in Mexico and Jack Daniel’s Tennessee Apple in Brazil and Chile.

•The Travel Retail channel sustained growth on an exceptionally high comparison in the same prior-year period, as reported net sales increased 3% (+1% organic) propelled by the super-premium American whiskey portfolio. Woodford Reserve, the launch of Jack Daniel’s American Single Malt, and growth of Jack Daniel’s Single Barrel were the largest contributors of growth in the channel. This growth was partially offset by lower volumes of Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Honey.
•Reported net sales in the United States decreased 1% (-2% organic), a sequential improvement from the first half results. Lower volumes were partially a result of a net decrease in distributor inventories. This decline was largely offset by higher prices across the portfolio led by Jack Daniel’s Tennessee Whiskey and el Jimador, the growth of super-premium Jack Daniel's expressions such as Jack Daniel’s Sinatra and Jack Daniel’s Single Barrel Rye Barrel Proof, and Diplomático.
•Developed International markets’ reported net sales decreased 2% (-6% organic) primarily due to lower volumes of Jack Daniel’s Tennessee Whiskey in Japan, following a significant inventory build in the second half of the prior fiscal year. This decrease also included the purchase of inventory from the current distributor as the company prepared for its transition to owned distribution on April 1, 2024. The decline in reported net sales was partially offset by sales growth from our recently acquired brands, Gin Mare and Diplomático, and the continued launch of Jack Daniel’s Tennessee Apple in South Korea.
Year-to-Date Fiscal 2024 Other P&L Items
•Reported gross profit increased 5% (+6% organic) with strong gross margin expansion of 250 basis points to 60.9%. The increase in gross margin was driven by favorable price/mix and lower supply chain disruption related costs, partially offset by higher input costs, the negative effect of foreign exchange, and the negative effect of acquisitions and divestitures.
•Reported advertising expense grew 11% (+7% organic) driven by increased investment in Jack Daniel’s Tennessee Whiskey, the launch of Jack Daniel’s & Coca-Cola RTD, and the recently acquired Gin Mare and Diplomático brands. Reported selling, general, and administrative expenses increased 10% (+8% organic) largely due to higher compensation and benefit-related expenses.
•The company’s reported operating income increased 25% (+2% organic) driven by the positive effect of acquisitions and divestitures (the gain on the sale of the Finlandia brand and the absence of post-closing costs and expenses in connection with the acquisitions of Diplomático and Gin Mare in the prior year), higher gross margin, and the absence of the prior year period Finlandia non-cash impairment. This increase was partially offset by operating expense growth and the negative effect of foreign exchange.

•Diluted earnings per share increased $0.38 driven primarily by the increase in reported operating income.
Financial Stewardship
As announced on October 2, 2023, the Brown-Forman Board of Directors authorized the repurchase of up to $400 million (exclusive of brokerage fees and excise taxes) of outstanding shares of Class A and Class B common stock from October 2, 2023, through October 1, 2024, subject to market and other conditions. As of December 31, 2023, the program was completed.
On January 23, 2024, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.2178 per share on its Class A and Class B common stock. The dividend is payable on April 1, 2024, to stockholders of record on March 8, 2024. Brown-Forman, a member of the prestigious S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 80 consecutive years and has increased the regular dividend for 40 consecutive years.
Fiscal 2024 Outlook
The operating environment continues to be challenging following two years of double-digit organic net sales growth. With the evolving global macroeconomic conditions and normalizing industry trends, we are tempering our expectations. Accordingly, we now expect the following in fiscal 2024:
•Organic net sales to be flat, reflecting the slower than anticipated growth for the nine months ended January 31, 2024.
•Based on the above organic net sales growth outlook, and our expectation of gross margin improvement, we anticipate organic operating income growth in the 0% to 2% range.
•We expect our fiscal 2024 effective tax rate to be in the range of approximately 20% to 22%.
•Capital expenditures are now planned to be in the range of $230 to $240 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For more than 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Jack Daniel's Ready-to-Drinks, Jack Daniel's Tennessee Honey, Jack Daniel's Tennessee Fire, Jack Daniel's Tennessee Apple, Gentleman Jack, Jack Daniel's Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft,

The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Chambord, Fords Gin, Gin Mare, and Diplomático Rum. Brown-Forman’s brands are supported by approximately 5,600 employees globally and sold in more than 170 countries worldwide. For more information about the company, please visit brown-forman.com. Follow us on LinkedIn, Instagram, and X, formerly Twitter.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel's family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2023 and 2024
(Dollars in millions, except per share amounts)

	2023	2024	Change

Net sales	$1,081	$1,069	(1%)
Cost of sales	457	434	(5%)
Gross profit	624	635	2%
Advertising expenses	141	143	1%
Selling, general, and administrative expenses	186	203	9%
Other expense (income), net	124	(84)
Operating income	173	373	116%
Non-operating postretirement expense	27	1
Interest expense, net	22	30
Income before income taxes	124	342	176%
Income taxes	24	57
Net income	$100	$285	186%

Earnings per share:
Basic	$0.21	$0.60	189%
Diluted	$0.21	$0.60	189%

Gross margin	57.7%	59.4%
Operating margin	15.9%	34.9%

Effective tax rate	19.5%	16.5%

Cash dividends paid per common share	$0.2055	$0.2178

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,152	474,806
Diluted	480,460	475,566

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2023 and 2024
(Dollars in millions, except per share amounts)

	2023	2024	Change

Net sales	$3,182	$3,214	1%
Cost of sales	1,323	1,257	(5%)
Gross profit	1,859	1,957	5%
Advertising expenses	372	414	11%
Selling, general, and administrative expenses	541	595	10%
Other expense (income), net	117	(91)
Operating income	829	1,039	25%
Non-operating postretirement expense	27	2
Interest expense, net	54	86
Income before income taxes	748	951	27%
Income taxes	172	193
Net income	$576	$758	32%

Earnings per share:
Basic	$1.20	$1.59	32%
Diluted	$1.20	$1.58	32%

Gross margin	58.4%	60.9%
Operating margin	26.0%	32.3%

Effective tax rate	23.0%	20.3%

Cash dividends paid per common share	$0.5825	$0.6288

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,121	477,542
Diluted	480,482	478,444

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2023	January 31, 2024
Assets:
Cash and cash equivalents	$374	$589
Accounts receivable, net	855	878
Inventories	2,283	2,529
Assets held for sale	—	161
Other current assets	289	258
Total current assets	3,801	4,415

Property, plant, and equipment, net	1,031	1,014
Goodwill	1,457	1,464
Other intangible assets	1,164	1,004
Other assets	324	340
Total assets	$7,777	$8,237

Liabilities:
Accounts payable and accrued expenses	$827	$747
Dividends payable	—	103
Accrued income taxes	22	19
Short-term borrowings	235	728
Liabilities held for sale	—	15
Total current liabilities	1,084	1,612

Long-term debt	2,678	2,678
Deferred income taxes	323	289
Accrued postretirement benefits	171	171
Other liabilities	253	242
Total liabilities	4,509	4,992

Stockholders’ equity	3,268	3,245

Total liabilities and stockholders’ equity	$7,777	$8,237

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2023 and 2024
(Dollars in millions)

	2023	2024

Cash provided by operating activities	$410	$362

Cash flows from investing activities:
Proceeds from sale of business	—	194
Acquisition of business, net of cash acquired	(1,195)	—
Additions to property, plant, and equipment	(116)	(148)
Other	11	17
Cash provided by (used for) investing activities	(1,300)	63

Cash flows from financing activities:
Net change in other short-term borrowings	1,002	492
Repayment of long-term debt	(250)	—
Acquisition of treasury stock	—	(400)
Dividends paid	(279)	(300)
Other	(5)	(4)
Cash provided by (used for) financing activities	468	(212)

Effect of exchange rate changes	(15)	2

Net increase (decrease) in cash, cash equivalents, and restricted cash	(437)	215

Cash, cash equivalents, and restricted cash at beginning of period	874	384

Cash, cash equivalents, and restricted cash at end of period	437	599
Less: Restricted cash at end of period	(9)	(10)
Less: Cash included in assets held for sale at end of period	—	—
Cash and cash equivalents at end of period	$428	$589

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	January 31, 2024
	3 Months	9 Months
Reported change in net sales	(1%)	1%
Acquisitions and divestitures	(1%)	(1%)
Foreign exchange	1%	—%
Organic change in net sales[2]	(2%)	—%

Reported change in gross profit	2%	5%
Acquisitions and divestitures	—%	(1%)
Foreign exchange	3%	2%
Organic change in gross profit[2]	5%	6%

Reported change in advertising expenses	1%	11%
Acquisitions and divestitures	(1%)	(3%)
Foreign exchange	(1%)	(1%)
Organic change in advertising expenses[2]	(1%)	7%

Reported change in SG&A	9%	10%
Acquisitions and divestitures	(1%)	(1%)
Foreign exchange	(1%)	(1%)
Organic change in SG&A2	7%	8%

Reported change in operating income	116%	25%
Acquisitions and divestitures	(81%)	(17%)
Impairment Charges	(42%)	(11%)
Foreign exchange	12%	4%
Organic change in operating income[2]	5%	2%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Nine Months Ended January 31, 2024

	Supplemental Information[3]
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand[3]	Depletions (Millions)	% Change vs. Prior-Year Period	Shipments (Millions)	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	16.8	(1%)	16.0	(8%)	(2%)	—%	1%	(1%)
JDTW	11.2	(3%)	10.5	(11%)	(6%)	—%	1%	(5%)
JDTH	1.6	(4%)	1.5	(9%)	(6%)	—%	—%	(6%)
Gentleman Jack	0.7	(3%)	0.6	(8%)	(4%)	—%	2%	(2%)
JDTF	0.5	(3%)	0.5	(8%)	(9%)	—%	—%	(9%)
JDTA	0.7	32%	0.7	33%	44%	—%	1%	45%
Woodford Reserve	1.3	6%	1.3	(3%)	2%	—%	—%	2%
Old Forester	0.4	7%	0.4	(2%)	5%	—%	—%	5%
Rest of Whiskey	0.4	(5%)	0.4	(3%)	18%	—%	1%	19%
Ready-to-Drink	15.8	(4%)	17.3	(8%)	8%	—%	(4%)	4%
JD RTD/RTP	8.5	(7%)	9.9	(13%)	1%	—%	—%	1%
New Mix	7.3	2%	7.3	2%	34%	—%	(17%)	17%
Tequila	1.8	(9%)	1.8	(9%)	—%	—%	(3%)	(3%)
Herradura	0.5	(4%)	0.5	(10%)	(7%)	—%	(4%)	(10%)
el Jimador	1.1	(10%)	1.1	(10%)	5%	—%	(1%)	4%
Wine	1.5	(5%)	1.5	1%	3%	—%	—%	3%
Vodka	1.2	(6%)	1.2	(7%)	—%	3%	—%	3%
Rest of Portfolio	0.5	(4%)	0.5	(4%)	79%	(72%)	3%	11%
Non-branded & bulk	NM	NM	NM	NM	(6%)	—%	1%	(5%)
Total Portfolio	37.6	(3%)	38.2	(7%)	1%	(1%)	—%	—%

Other Brand Aggregations
Jack Daniel’s Family of Brands	23.4	(4%)	24.1	(10%)	(3%)	—%	1%	(2%)
American Whiskey	16.7	(1%)	15.9	(8%)	(2%)	—%	1%	(1%)
Premium Bourbons	1.7	6%	1.7	(3%)	2%	—%	—%	3%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Nine Months Ended January 31, 2024

	Net Sales % Change vs. Prior-Year Period
Geographic Area[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	(1%)	(1%)	—%	(2%)
Developed International	(2%)	(3%)	(1%)	(6%)
Germany	12%	(2%)	(2%)	8%
Australia	(8%)	—%	2%	(5%)
United Kingdom	(9%)	(1%)	(3%)	(13%)
France	(1%)	(2%)	(2%)	(6%)
Canada	6%	(1%)	1%	5%
Japan	(100%)	—%	(5%)	(105%)
Rest of Developed International	11%	(9%)	(1%)	1%
Emerging	9%	—%	2%	11%
Mexico	22%	—%	(15%)	7%
Poland	24%	(2%)	(7%)	16%
Brazil	12%	—%	(3%)	9%
Rest of Emerging	(3%)	—%	16%	13%
Travel Retail	3%	(1%)	(1%)	1%
Non-branded and bulk	(6%)	—%	1%	(5%)
Total	1%	(1%)	—%	—%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Nine Months Ended January 31, 2024
Estimated Net Change in Distributor Inventories[3] vs. Prior-Year Period
Geographic Area[3] - Net Sales
United States	(2%)
Developed International	(6%)
Emerging	(11%)
Travel Retail	1%
Non-Branded and Bulk	—%

Product category / brand family / brand[1]
Whiskey	(6%)
JDTW	(7%)
JDTH	(4%)
Gentleman Jack	(5%)
JDTF	(8%)
JDTA	3%
Woodford Reserve	(9%)
Old Forester	(7%)
Rest of Whiskey	(1%)
Ready-to-Drink	(2%)
JD RTD/RTP	(2%)
New Mix	—%
Tequila	(2%)
Herradura	(6%)
el Jimador	1%
Wine	6%
Vodka (Finlandia)	(6%)
Rest of Portfolio	(2%)
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	(5%)
Cost of Sales	(4%)
Gross Profit	(5%)
Operating Income	(10%)

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We use some financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income), net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, and (3) impairment charges. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands and certain fixed assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During the third quarter of fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which owned the Gin Mare brand (Gin Mare). This adjustment removes (a) the transaction, transition, and integration costs related to the acquisition, (b) operating activity for the non-comparable periods, which is activity in the first and second quarters of fiscal 2024, and (c) fair value adjustments to Gin Mare’s earn-out contingent consideration liability that is payable in cash no earlier than July 2024 and no later than July 2027.
During the third quarter of fiscal 2023, we acquired (a) International Rum and Spirits Distributors Unipessoal, Lda., (b) Diplomático Branding Unipessoal Lda., (c) International Bottling Services, S.A., (d) International Rum & Spirits Marketing Solutions, S.L., and (e) certain assets of Destilerias Unidas Corp., which collectively own the Diplomático Rum brand and related assets (Diplomático). This adjustment removes (a) the transaction, transition, and integration costs related to the acquisition, and (b) operating activity for the non-comparable periods, which is primarily activity in the first three quarters of fiscal 2024.
During the third quarter of fiscal 2024, we sold our Finlandia vodka business, which resulted in a pre-tax gain of $90 million, and entered into a related transition services agreement (TSA) for this business. This adjustment removes the (a) transaction costs related to the divestiture, (b) the gain on sale of the Finlandia vodka business, (c) operating activity for the non-comparable period, which is activity in the third and fourth quarters of fiscal 2023, and (d) net sales, cost of sales, and operating expenses recognized pursuant to the TSA related to distribution services in certain markets.
During the third quarter of fiscal 2024, we reached an agreement to sell our Sonoma-Cutrer wine business to The Duckhorn Portfolio, Inc. This transaction is expected to close in the fourth quarter of fiscal 2024. This adjustment removes the transaction costs related to the pending disposition.
During the second quarter of fiscal 2024, we recognized a gain of $7 million on the sale of certain fixed assets. This adjustment removes the gain from our other expense (income), net and operating income to present our organic results on a comparable basis.
We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar

*Operating expenses include advertising expenses, SG&A expenses, and other expenses (income), net.

unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Impairment charges.” This adjustment removes the impact of impairment charges from our results of operations. During the third quarter of fiscal 2023, we recognized a non-cash impairment charge of $96 million for the Finlandia brand name. We believe that this adjustment allows for us to better understand our organic results on a comparable basis.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of reported net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, Canada, and Japan. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, and Brazil. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of reported net sales. In addition to brands listed by name, we include the following aggregations outlined below.
In fiscal 2023, we began presenting “Ready-to-Drink” products as a separate aggregation due to its more significant contribution to our growth in recent years and industry-wide category growth trends. “Whiskey” no longer contains Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP), and “Tequila” no longer includes New Mix. These brands are now included in the “Ready-to-Drink” brand aggregation.

•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below) and premium bourbons (defined below).
•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, Jack Daniel’s & Coca-Cola RTD, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s and Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of this product.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, and other tequilas.
•“Wine” includes Korbel California Champagnes and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia, which we divested on November 1, 2023.
•“Rest of Portfolio” includes Chambord, Gin Mare, Korbel Brandy, Diplomático, and Fords Gin.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Sinatra Select, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Bottled-in-Bond, Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s 10 Years Old, Jack Daniel’s 12 Years Old, and other Jack Daniel’s expressions.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.

•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.